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                                                                    EXHIBIT 99.1



                                 PRESS RELEASE
                                 -------------

CONNECT, INC. ANNOUNCES PRELIMINARY SECOND QUARTER RESULTS AND STRATEGIC PARTNER INITIATIVE

MOUNTAIN VIEW, Calif., July 6 /PRNewswire/ -- CONNECT, Inc. (Nasdaq: CNKT.), today announced that, based on current information, the Company expects total revenues for its second fiscal quarter, ended June 30, 1998, to be in the range of $1.5 to $1.7 million, as compared to total revenues of $2.25 million in the prior quarter. It is expected the Company's net loss will be improved over that reported in the prior quarter and that the net loss for the current quarter will be less than $2 million.

The Company also announced it has hired Alliant Partners, a Palo Alto, California-based investment banking firm, to assist the Company in evaluating opportunities to enhance stockholder value through strategic relationships, including those that could lead to the sale of the Company. The Company further stated that it was not currently engaged in serious negotiations with any third party concerning such relationships and that no assurance can be provided that the Company will succeed in enhancing stockholder value through these actions.

Craig Norris, CONNECT's president and CEO, commented, ``Upon assumption of the role of CEO approximately three months ago, I performed an assessment of the actions required to improve CONNECT's current operating results and future prospects. At that time we embarked on an aggressive cost-reduction program to better align our expenses with our current sales. The expected improvement in our operating loss is a testament to our success in this area. We have consistently demonstrated the efficacy of our products to existing customers, including AT&T Wireless, Moore Business Forms, Snap-on Tools, Maintenance Warehouse and others. Currently, we believe our sales effort has been hampered by our size and relative lack of visibility. We believe the best course for bringing more new customers into our installed base is to develop strategic relationships, and look forward to working closely with Alliant Partners to obtain these objectives.''

ABOUT CONNECT, INC.

CONNECT provides comprehensive application software to enable Internet-based electronic commerce. CONNECT's award-winning OrderStream(TM), MarketStream(TM), and PurchaseStream(TM) applications allow global companies to manage the secure sales and purchasing of goods and services via the Internet, including sales-to-order capture, management of multi-supplier/multi-buyer communities, and the automation of MRO procurement processes. For more information, telephone 800-262-2638 or access the CONNECT Web site at www.connectinc.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, without limitation, those mentioned in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and the Company's ability to implement its products, acceptance by the marketplace of the Company's products and services and the Company's ability to develop new products and services.